Exhibit 5.1

RICHARDSON & PATEL

10900 Wilshire Blvd.

Suite 500

Los Angeles, California 90024

Telephone (310) 208-1183

Facsimile (310) 208-1154

April 15, 2008

Vertical Branding, Inc.

16000 Ventura Blvd., Suite 301

Encino, CA 91436

Re:

Vertical Branding, Inc.

Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Vertical Branding, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (“Act”), relating to the public sale of 13,333,334 shares of common stock, $0.001 par value (the “Shares”), of which 6,666,667 may be issued to and sold by the selling shareholder upon the exercise of certain warrants, as described in the Registration Statement. This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-B under the Act.

In connection with rendering the opinion as set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company’s Certificate of Incorporation, as amended, (c) the Company’s Bylaws, as amended; (d) certain records of the Company’s corporate proceedings as reflected in its minute books, and (e) such statutes, records and other documents as we have deemed relevant.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof.  In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based on our examination mentioned above, we are of the opinion that the Shares being sold pursuant to the Registration Statement are duly authorized and will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement and the prospectus included therein.  In giving this consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder with respect to any part of the registration statement, including this opinion as an exhibit or otherwise.

RICHARDSON & PATEL LLP

/s/Richardson & Patel LLP
Richardson & Patel LLP